As filed with the Securities and Exchange Commission on March 26, 2009

Registration Statement No. 333-94749

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genentech, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-2347624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Genentech, Inc.

1 DNA Way

South San Francisco, California

94080

(Address of principal executive offices) (Zip Code)

Genentech, Inc. Tax Reduction Investment Plan

(Full title of the plans)

Sean A. Johnston

Genentech, Inc.

1 DNA Way

South San Francisco, California

94080

(650) 225-1000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Explanatory Statement

On January 14, 2000, Genentech, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-94749) (the “Registration Statement), which registered 1,000,000 shares of the Registrant’s common stock, par value $0.02 per share (the “Common Stock”) reserved for issuance under the Genentech, Inc. Tax Reduction Investment Plan (the “Tax Reduction Plan”). This Post-Effective Amendment No. 1 is being filed to deregister all authorized shares of Common Stock reserved for issuance under the Tax Reduction Plan that have not yet been issued under the Registration Statement.

On March 12, 2009, the Registrant entered into an Agreement and Plan of Merger with Roche Holdings, Inc., a Delaware corporation (“Parent”) and Roche Investments USA Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Roche Investments”) (such agreement, the “Merger Agreement”), pursuant to which Roche Investments was merged with and into the Registrant and the Registrant became a wholly-owned subsidiary of Parent on March 26, 2009.

Accordingly, the Registrant hereby deregisters the shares of Common Stock that have not been and will not be issued under the Tax Reduction Plan. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the Tax Reduction Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, in the State of California on March 26, 2009.

GENENTECH, INC.

By:	/s/ Arthur D. Levinson
Arthur D. Levinson
Chairman & Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Arthur D. Levinson Arthur D. Levinson	President & Chief Executive Officer (Principal Executive Officer)	March 26, 2009

/s/ David A. Ebersman David A. Ebersman	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	March 26, 2009

/s/ Robert E. Andreatta Robert E. Andreatta	Vice President, Controller & Chief Accounting Officer (Principal Accounting Officer)	March 26, 2009

/s/ Frank J. D’Angelo Frank J. D’Angelo	Director	March 26, 2009

/s/ Frederick C. Kentz III Frederick C. Kentz III	Director	March 26, 2009

/s/ David P. McDede David P. McDede	Director	March 26, 2009

Registration Statement No. 333-94749